Exhibit 10.39

BUY-SIDE ADVISORY AGREEMENT

This Buy-Side Advisory Agreement (this “Agreement”) is made and entered into as of April 27, 2014 by and between Victory Electronic Cigarettes Corporation (“Victory”), and Fields Texas Limited LLC (“FTX”).

WHEREAS, Victory and FTX desire that FTX provide buy-side advisory services to Victory pursuant to the terms and conditions of this Agreement; and

WHEREAS, Victory and FTX (through its affiliate E-Cig Acquisition Company LLC) have entered into a Sales and Consulting Agreement dated as of December 27, 2013 (the “Existing Agreement”); capitalized terms used in this Agreement shall have the meanings ascribed to such terms in the Existing Agreement, unless the context otherwise requires.

I. Scope of Agreement.

FTX proposes to provide, on a non-exclusive basis, buy-side advisory services to Victory with respect to possible acquisitions (“Transactions”) of all or a portion of the assets or equity interests of certain acquisition candidates (“Acquisition Candidates”) from time to time.

II. FTX’s Services.

A. FTX may provide the following advisory services to Victory upon Victory’s request:

1.	Review, analyze, and evaluate Acquisition Candidates and Victory’s financial alternatives available with respect to Acquisition Candidates.

2.	In connection with any Transactions:

(i)	Review marketing materials describing Acquisition Candidates.

(ii)	Provide analysis and advice in connection with the consideration of Transactions.

3.	Provide such other advisory services as may from time to time be specifically agreed upon in writing by FTX and Victory.

B. The parties agree and acknowledge that FTX is not a registered broker/dealer and will not provide advisory services which would require registration with the Securities and Exchange Commission, FINRA or any state securities regulatory agencies pursuant to this Agreement.

III. Fees.

A. In return for its services set forth in paragraph II, FTX will be entitled to a fee (the “Fee”) upon consummation of a Transaction between an Acquisition Candidate and Victory or an entity owned, controlled or managed by Victory or its affiliates during the term of this Agreement or during the PostTermination Period. FTX will receive no fee if a Transaction is not consummated.

B. FTX shall receive a buy side advisory fee of three percent (3%) of the transaction value for Transactions with which FTX assists Victory and which are successfully consummated by Victory. Transaction value is defined to include, without duplication, the following: (i) payments in

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cash or stock to the sellers for shares of stock or assets of the Acquisition Candidate, (ii) the face value of any notes paid or payable to the sellers, (iii) the assumption of any debt of the Acquisition Candidate by the acquiring entity, and (iv) the amount of any contingent payments to the sellers entered into outside of the normal course of business to include earn-outs, etc. The fee payable on any such contingent payments shall only be paid to FTX as, and if, those payments are ultimately made to the sellers. FTX will have the option to receive the fee in either warrants (with the same structure as its warrants pursuant to the Existing Agreement) or cash.

C. “Post-Termination Period” means a period of eighteen months commencing on the date of termination of this Agreement.

IV. Reliance. Victory acknowledges that FTX has not independently verified any information received by FTX with respect to Acquisition Candidates. FTX makes no representation or warranty as to the accuracy or completeness of any such information, and Victory is responsible for determining to its own satisfaction the accuracy or completeness thereof. Victory agrees to hold FTX harmless against all losses, claims, damages or liabilities arising out of the inaccuracy or incompleteness of any such information.

V. Existing Agreement Terms and Conditions. Victory and FTX agree that the terms and conditions of the Existing Agreement shall govern this Agreement, including without limitation section 13 ( indemnification) and section 15 (confidentiality); provided, however, that the fees referred to in this Agreement shall be in addition to those set forth in the Existing Agreement, without duplication.

VI. Term. This Agreement will continue in effect during the term of the Existing Agreement. Upon termination, the parties shall have no further obligations hereunder, except for Victory’s obligation to pay FTX’s Success Fee pursuant to Section III, the respective confidentiality obligations of the parties set forth in Section IV, the reliance provisions set forth in Section IV, and the indemnity provisions set forth in Section V, all of which shall survive.

VII. Entire Agreement. This Agreement and the Existing Agreement constitute the entire understanding of FTX and Victory with respect to the subject matter hereof, supersede any prior oral or written understanding between the parties and may not be amended except in a written instrument signed by both parties. If any provision of this Agreement is found to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect. This Agreement shall become effective and binding only upon execution by both parties.

IN WITNESS WHEREOF the parties have executed this Amendment by their duly authorized agents to be made effective as of the last date entered below.

Signed for and on behalf of:		Signed for and on behalf of:

VICTORY ELECTRONIC CIGARETTES CORPORATION		FIELDS TEXAS LIMITED LLC

By:		By:
Print Name:	Brent D. Willis	Print Name:	William R. Fields
Title:	Chairman & CEO	Title:	Chairman
Date:	April 27, 2014	Date:	April 28, 2014